RENMARK
                      Financial Communications Financieres
                            Montreal-Toronto-New York



March 20, 2001



Mr. Lawrence Gallo
Chairman & CEO
Uncommon Media Group, Inc
33 West 54th Street
New York, NY USA
10019

                  COMMUNICATIONS & INVESTOR RELATIONS AGREEMENT
                  ---------------------------------------------

Dear Sir:

The following is a resume of our discussion and confirms our mutual agreement regarding services mentioned below.

1. The undersigned, RENMARK FINANCIAL COMMUNICATIONS INC. (herein after called "RENMARK") agrees to render to UNCOMMON MEDIA GROUP, INC. (herein after called "UMDA") the communications and investor relations services detailed in the appendix attached.

This agreement is for a 12-month period starting April 1st, 2001. UMDA shall have the right to terminate this agreement with a 30 days notice after a period of six months by giving Renmark notice in writing to this effect. In this case, UMDA will owe to Renmark a one-month payment as mentioned below.

Renmark shall have the right to terminate this agreement anytime giving to UMDA a 30 days written notification, stating that Renmark will no longer render the services offered.

2. In consideration for services to be rendered, UMDA agrees:

         2.1 to pay to Renmark a monthly fee of $ 7,500 USD, the first payment being due and payable on April 1st, 2001 and subsequently, each payment being due and payable every month, at the same date, for the period covered by this agreement.

         2.2 At the signing of this agreement, to issue and deliver to the order of Renmark, 150,000, common shares of its capital stock which shares should be non assessable, clear and free of any charge, mortgage or endorsement except that the said shares will be restricted from trading for 12 months as per S.E.C. rule 144.

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         2.3 Unless this agreement is terminated as previously provided, on
         October 1st, 2001, to issue and deliver to the order of Renmark, 50,000 common shares of its capital stock which shares should be non assessable, clear and free of any charge, mortgage or endorsement and freely tradable at their issuance.

         2.4 Unless this agreement is terminated as previously provided, on March 1st, 2002, to issue and deliver to the order of Renmark, 25,000 common shares of its capital stock which shares should be non assessable, clear and free of any charge, mortgage or endorsement and freely tradable at their issuance

3. UMDA also agrees to reimburse to Renmark all the expenses incurred by Renmark during the exercise of its mandate. All expenses will have to be pre-approved by an authorized officer of UMDA before to be incurred.

4. All the applicable taxes, among others GST and QST, will be added to the amount mentioned above.

5. This agreement shall be governed by the laws of the Province of Quebec and the laws of Canada applicable therein.

If all the terms and conditions herein mentioned are acceptable to you, would you please sign the copy attached and return it to us at you earliest convenience.

Yours truly,



Henri Perron
President




The undersigned, Lawrence Gallo, Chairman & CEO, accepts for and in the name of Uncommon Media Group, Inc., the terms and conditions of this communications and investor relations agreement, this 18 day of April 2001.

Lawrence Gallo
Chairman & CEO

MISSIONS

TO ESTABLISH A LIAISON BETWEEN THE COMPANY AND ITS INVESTORS
TO MAKE THE COMPANY MORE VISIBLE IN THE MARKET PLACE


INVESTOR RELATIONS

-        Roadshows / investors forums
-        Investment community relations
-        Shareholder relations
-        Media Relations
-        Corporate profiles / fact sheets
-        News releases
-        Newsletters
-        Advertising


ADMINISTRATIVE

-        Disseminations of corporate information
-        Distribution list
-        Regular Mailings
-        Database management

RESEARCH

-        Stock trading information
-        Market perceptions
-        Industry

WEBSTIE FOLLOW-UP

THE SECURITIES REPRESENTD BY THIS WARRANT CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER SAID ACT, (II) AN OPINION OF COUNSEL SATISFACTOR TO THE COMPANY, OR NO-ACTION LETTER ISSUED BY THE SECUTITIES AND EXCHANGE COMMISSION, THAT SUCH REGISTRATION IS NOT REQUIRED, OR (LIII) UNLESS SOLD PURSUANT TO, AND IN COMPLIANCE WITH THE REQUIREMENTS OF, RULE 144 OF SUCH ACT.

                           UNCOMMON MEDIA GROUP, INC.

                          COMMON STOCK PURCHASE OPTION

Void after 5:00 PM EST                                Right to Purchase 100,000
July 24, 2001                                            shares of Common Stock
                                                        (subject to adjustment)

No. W-0003

         Uncommon Media Group, Inc. (the "Company"), a Florida corporation, hereby certifies that, for value received, Holder (as herein after defined), is entitled, subject to the terms set forth herein, to purchase from the Company at any time or from time to time before 5:00P.M. EST, on July 24, 2004, fully paid and nonassessable shares of Common Stock, $ .001 par value, of the Company, at the purchase price per share of $.40 (the "Purchase Price"). The number and character of such shares of Common Stock and the Purchase Price are subject to adjustment as provided herein.

         This Option Certificate is the Common Stock Purchase Option (the "Option"), evidencing the right to purchase shares of Common Stock of the Company, issued pursuant to a certain Option Agreement (the "Agreement"), dated as of July 24, 2001, between the Company, Wharton Associates, or his assigns (the "Holder"). This Option evidences a right to purchase an aggregate of 100,000 shares of Common Stock of the Company, subject to adjustment as provided herein.

         As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

         a) The term "Company includes, in addition to the Company itself, any corporation which shall succeed to or assume the obligations of the Company hereunder.

         b) The term "Common Stock" includes all stock of any class or classes (however designated) of the Company, authorized on or after the date hereof, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and the holders of which shall ordinarily, in the absence of contingencies, be entitled to vote for the elections of a majority of directors of the Company (even though the right so to vote has been suspended by the happening of such a contingency).

         c) The term "Other Securities" refers to any stock (other than Common Stock) and other securities of the Company pr any other Person (corporate or otherwise) which the holder of the Option at any time shall be entitled to receive, or shall have received, on the exercise of the Option, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities pursuant to
                  Section 6 or otherwise.

         d) The term "Person" shall have that meaning ascribed in the Securities Act of 1933, as amended.

         e) The term "Shares" means the Common Stock of the Company issued or issuable upon exercise of the Option

1. Exercise of Option

This Option, or any part hereof, is exercisable at a price of $ .40 per share, subject to adjustment as hereinafter provided. Upon delivery of notice of intention to exercise all or any part of this Option, together with payment of the Purchase Price for the Shares purchased at the Company's principal offices, the Holder shall be entitled to receive a certificate or certificates for the Shares so purchased in those denominations set forth in such notice by Holder. Payment of the Purchase Price shall be made by cash, money order, certified bank cashier's check or wire transfer. In the event of the exercise of less than all of the Shares purchasable under this Option, the Company shall, as its expense, amend this Option so as only to reduce the number of Shares to which it may thereafter be exercised.

2. Adjustment of Purchase Price and Number of Shares.

         2.1 a) In case the Company shall (i) pay a dividend on its Common Stock in Common Stock, (ii) subdivide its outstanding shares of Common Stock, or (iii) combine its outstanding shares of Common Stock into a small number of shares, then, in such an event, the Purchase Price in effect immediately prior thereto shall be adjusted proportionately so that the adjusted Purchase Price will bear the same relations to the Purchase Price in effect immediately prior to any such event as the total number of shares of Common Stock outstanding immediately prior to any such event shall bear to the total number of shares of Common Stock outstanding immediately after such event. An adjustment make pursuant to this subdivision (a),
                  (i) shall become effective retroactively immediately after the record date in the case of dividend and (ii) shall become effective immediately after the effective date in the case of a subdivision or combination. The Purchase Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein.

         2.2 Upon each adjustment of the Purchase Price pursuant to subdivision (a)pf Subsection 2.1, the number of shares of Common Stock purchasable upon exercise of this Option Certificate shall be adjusted to the number of shares of Common Stock, calculated to the nearest one hundredth of a share, obtained by multiplying the number of shares of Common Stock, purchasable immediately prior to such adjustment upon the exercise of this Option Certificate by the Purchase Price in effect prior to such adjustment and dividing the product so obtained by the new Purchase Price.

         2.3 In case of any capital reorganization of the Company, or of any reclassification of the Common Stock, this Option Certificate shall be exercisable after such capital reorganization or reclassification upon the terms and conditions specified in this Option Certificate, for the number of shares of stock or other securities which the Common Stock issuable (at the time of such capital reorganization or reclassification) upon exercise of this Option Certificate would have been entitled to receive upon such capital reorganization or reclassification if such exercise had taken place immediately prior to such action. The subdivision or combination of shares of Common Stock at any time outstanding into a greater or lesser number of shares of Common Stock shall not be deemed to be a reclassification of the Common Stock of the Company for the purposes of this Subsection 2.3.

         2.4 The form of this Option Certificate need not be changed because of any change in the Purchase Price pursuant to this
                  Section 2 and any Option Certificate issued after such change may state the same Purchase Price and the same number of shares of Common Stock as are stated in this Option Certificate as initially issued.

3. Adjustment for Reorganization, Consolidation, Merger, Etc

         3.1 Merger, Etc. In case at any time or from time to time after the date of this Option, the Company shall (a) effect a reorganization, (b) consolidate with or merge into any other Person, or (c) transfer all or substantially all of its properties or assets to any other Person under any plan or arrangement contemplating the dissolution of the Company within 24 months from the date of such transfer (any such transaction being hereinafter sometimes referred to as a "Reorganization") then, in each such case the Holder, upon the exercise hereof as provided in Section1 at any time after the consummation or effective date of such Reorganization (the "Effective Date") shall receive, in lieu of the Shares issuable on such exercise prior to such consummation or such effective date, the stock and other securities and property (including cash) to which such Holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if such holder had so exercised this Option immediately prior thereto (all subject to further adjustment thereafter as provided in Section 2, provided that the Company will not be the surviving entity (the "Acquiring Company") has agreed prior to such Reorganization in a writing satisfactory in form and substance to the Holder that this Option shall continue in full force and effect and the terms hereof shall be applicable to the shares of stock and other securities and property receivable on exercise after the consummation of such Reorganization, and shall be binding upon the issuer of any such stock or other securities (including, in the case of any transfer of properties or assets referred to above, the Person acquiring all or substantially all of the properties or assets of the Company).

         3.2 Continuation of Terms. This Option shall continue in full force and effect and the terms hereof shall be applicable to the shares of stock and other securities and property receivable on the exercise of this Option after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any stock or other securities, including, in the case of any such transfer, the Person acquiring all or substantially all of the properties or assets of the Company, whether or not such Person shall have expressly assumed the terms of this Option as provided in Section 3.1

4. Replacement of Options

On receipt of evidence reasonable satisfactory to the Company of the loss, theft, destruction or mutilation of any Option and, in the case of any such loss, theft or destruction of any Option, on delivery of an indemnity agreement or security reasonable satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of such Option, the Company at its expense will execute and deliver, in lieu thereof, a new Option of like tenor.

5. Negotiability, Assignment, etc.

This Option may not be transferred without the written consent of the Company.

6. Notice, etc.

All notices and other communications from the Company to the Holder shall be mailed by first class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company in writing by Holder or, until any such holder furnishes to the Company an address, then to, and at the address of, the Holder of this Option who has so furnished an address to the Company.

6. Miscellaneous

This Option and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver discharge or termination is sought. This Option is being delivered in the State of New York and shall be construed and enforced in accordance with governed by its laws. The headings in this Option are for purposes of reference only, and shall not limit or other wise affect any of the terms hereof. This Option is being executed as an instrument under seal. All nouns and pronouns used herein shall be deemed to refer to the masculine, feminine or neuter, s the identity of the person or persons to whom reference is made herein may require.

13. Expiration

The right to exercise this Option shall expire at 5:00 PM EST, on July 24, 2004

 Dated:                                     Uncommon Media Group




                                            By: Lawrence Gallo
                                            President